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                                                               EXHIBIT 23.1










             Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Historical Financial Information" in the Registration Statement (Form S-4) and related Prospectus of Vencor, Inc. for the registration of its common stock to be issued pursuant to the merger with The Hillhaven Corporation and to the incorporation by reference therein of our report dated January 30, 1995 with respect to the consolidated financial statements of Vencor, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


Louisville, Kentucky
May 11, 1995

                                                Ernst & Young LLP